Exhibit 17.1

Subsidiary Guarantors and Issuers of Guaranteed Registered Securities

Registered U.S. Bonds	Subsidiary Issuer	Parent Guarantor
1.200% Notes due 2026	AstraZeneca Finance LLC	AstraZeneca PLC
4.800% Notes due 2027	AstraZeneca Finance LLC	AstraZeneca PLC
1.750% Notes due 2028	AstraZeneca Finance LLC	AstraZeneca PLC
4.875% Notes due 2028	AstraZeneca Finance LLC	AstraZeneca PLC
4.850% Notes due 2029	AstraZeneca Finance LLC	AstraZeneca PLC
4.900% Notes due 2030	AstraZeneca Finance LLC	AstraZeneca PLC
2.250% Notes due 2031	AstraZeneca Finance LLC	AstraZeneca PLC
4.900% Notes due 2031	AstraZeneca Finance LLC	AstraZeneca PLC
4.875% Notes due 2033	AstraZeneca Finance LLC	AstraZeneca PLC
5.000% Notes due 2034	AstraZeneca Finance LLC	AstraZeneca PLC